                                                                   EXHIBIT 10.26

                     FIRM GAS PURCHASE AND SALE AGREEMENT

                                    between

                    COGEN TECHNOLOGIES LINDEN VENTURE, L.P.

                                      and

                          VASTAR GAS MARKETING, INC.

                               TABLE OF CONTENTS

                                                                  Page
                                                                  ----

 TABLE OF CONTENTS...............................................   i
 ARTICLE 1:  DEFINITIONS.........................................   1
 ARTICLE 2:  QUANTITIES..........................................   5
 ARTICLE 3:  NOMINATIONS.........................................   6
 ARTICLE 4:  PRICE...............................................   7
 ARTICLE 5:  RESERVATION CHARGES AND SUBSTITUTE FUELS............  12
 ARTICLE 6:  PAYMENT.............................................  14
 ARTICLE 7:  TAXES...............................................  17
 ARTICLE 8:  POINT(S) OF DELIVERY................................  17
 ARTICLE 9:  PRESSURE............................................  18
 ARTICLE 10: MEASUREMENT.........................................  18
 ARTICLE 11: QUALITY.............................................  18
 ARTICLE 12: TRANSPORTATION AND IMBALANCE CHARGES................  18
 ARTICLE 13: TERM................................................  20
 ARTICLE 14: FORCE MAJEURE.......................................  20
 ARTICLE 15: NOTICE..............................................  22
 ARTICLE 16: LAWS, ORDERS & REGULATIONS..........................  23
 ARTICLE 17: APPLICABLE LAW......................................  24
 ARTICLE 18: WAIVER..............................................  24
 ARTICLE 19: TITLE...............................................  24

 ARTICLE 20: ASSIGNMENT........................................... 25
 ARTICLE 21: ARBITRATION.......................................... 26
 ARTICLE 22: DEFAULT.............................................. 28
 ARTICLE 23: GENERAL.............................................. 29
 ARTICLE 24: CONFIDENTIALITY...................................... 30

 EXHIBIT A........................................................ 32
 EXHIBIT B........................................................ 33
 EXHIBIT C........................................................ 35

                     FIRM GAS PURCHASE AND SALE AGREEMENT

     This AGREEMENT ("Agreement") is made and entered into this 1st day of July, 1997, by and between COGEN TECHNOLOGIES LINDEN VENTURE, L.P., (in the State of New Jersey D/B/A COGEN TECHNOLOGIES LINDEN VENTURE, LIMITED PARTNERSHIP), a Delaware limited partnership, hereinafter referred to as "Buyer," and VASTAR GAS MARKETING, INC., a Delaware corporation, hereinafter referred to as Seller;"

     WHEREAS, Buyer requires a supply of gas for use in Buyer's cogeneration facility in Linden, New Jersey; and

     WHEREAS, Seller is willing to sell gas to Buyer on a firm basis to meet its requirements.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties do hereby covenant and agree as follows:

                            ARTICLE 1: DEFINITIONS
                            ----------------------

     In addition to the terms "Buyer" and "Seller" which shall refer to the parties identified above, or their duly designated agents or representatives, the following terms shall have the specified meanings:

     1.1 The term "Alternate Commodity Price" shall have the meaning set forth in Section 4.3.

     1.2 The term "Btu" shall mean the amount of heat required to raise the temperature of one (1) pound avoirdupois pure water from fifty-eight and five-tenths degrees (58.5 degrees) to fifty-nine and five-tenths degrees (59.5 degrees) Fahrenheit, as defined in the American Gas Association Gas Measurement Manual and any subsequent revisions.

     1.3 The term "Cancellation Notice" shall mean the notice described in
Section 22.1.

     1.4 The term "Commodity Price" shall have the meaning set forth in Section 4.2.

     1.5 The term "Con Ed" shall mean The Consolidated Edison Company of New York, Inc.

     1.6 The term "Daily Contract Quantity" or "DCQ" shall mean a total of thirteen thousand six hundred forty (13,640) MMBtu per day, with seven thousand seven hundred fifty (7,750) MMBtu per day at the TGPL Station No. 45 (Zone 2) Point of Delivery and five thousand eight hundred ninety (5,890) MMBtu per day at the TGPL Station No. 65 (Zone 3) Point of Delivery, plus Transporter(s)' Market Area Fuel.

     1.7 The term "day" shall mean a period of twenty-four (24) consecutive hours, beginning and ending at the time specified in the receiving Transporter(s)' tariff(s) at the Point of Delivery.

     1.8 The term "Delivery Period" shall mean a period of five (5) months beginning with the commencement of deliveries of gas hereunder.

     1.9  The term "Elizabethtown" shall mean Elizabethtown Gas Company.

     1.10 The term "Facility" shall mean the cogeneration facility owned and operated by Buyer that is located in Linden, New Jersey.

     1.11 The term "force majeure" shall have the meaning set forth in Section 14.2.

     1.12 The term "Gas" or "gas" shall mean any mixture of hydrocarbons or of hydrocarbons and non-combustible gases, in a gaseous state, consisting essentially of methane and shall include casinghead gas produced with crude oil, natural gas from gas wells, coal-bed methane gas, synthetic gas, coal gasification gas and residue gas resulting from processing any of the foregoing.

     1.13 The term "Lender" shall mean (i) any and all lenders (other than Seller) providing the construction, interim or long-term financing or re-financing of the Facility (including financing by way of a leveraged lease) and any trustee or agent acting on their behalf, and (ii) any and all equity investors or limited partners providing any such financing or re-financing of the Facility and any trustee or agent acting on their behalf. The Lender initially shall be State Street Bank & Trust Company, as Trustee, and thereafter such entity or entities as shall be designated in writing by Buyer to Seller.

     1.14 The term "Market Area Fuel" shall mean the volume of gas retained by Transporter(s) as fuel and losses for the transportation of gas from the Point(s) of Delivery to the Point(s) of Redelivery.

     1.15 The term "Market Price" shall have the meaning set forth in Section
4.3.

     1.16 The term "Minimum Quantity" shall mean with respect to each Point of Delivery one hundred percent (100%) of the product of the DCQ for the Point of Delivery and the number of days in each month of the Delivery Period, as reduced by circumstances of force majeure.

     1.17 The term "MMBtu" shall mean one million (1,000,000) Btus.

     1.18 The term "month" shall mean the period commencing on the beginning of the first day of a calendar month and ending on the beginning of the first day of the succeeding calendar month.

     1.19 The term "Nominated Quantity" shall have the meaning set forth in
Section 3.1.

     1.20 The term "Nomination Notice" shall mean the notice described in
Section 3.1 and Exhibit A to this Agreement.

     1.21 The term "NYMEX" shall mean the New York Mercantile Exchange.

     1.22 The term "NYMEX Forward Price" shall have the meaning set forth in
Section 4.7(b).

     1.23 The term "NYMEX Price" shall have the meaning set forth in Section

4.7(a).

     1.24 The term "Point(s) of Delivery" shall have the meaning set forth in
Article 8.

     1.25 The term "Point(s) of Redelivery" shall mean the point or points on Transporter(s)' pipeline system where gas is redelivered to or for the account of Buyer, PSE&G or Elizabethtown on the PSE&G system in New Jersey.

     1.26 The term "Power Purchase Agreement" shall mean Contract No. 344, dated April 14, 1989, between Buyer and Con Ed, covering the sale of electricity from the Facility, and any amendments thereto that may be made from time to time.

     1.27 The term "PSE&G" shall mean Public Service Electric and Gas Company.

     1.28 The term "Reservation Charge" shall have the meaning set forth in
Section 5.2.

     1.29 The term "Reservation Rate" shall mean one and one-fourth cents ($0.0125) per MMBtu for Station No. 45 deliveries and one and one-half cents ($0.015) per MMBtu for Station No. 65 deliveries.

     1.30 The term "Spot Market Price" shall mean with respect to each Point of Delivery the arithmetic average of the prices reported in the specified issues of the referenced pricing reports during the month of delivery for the Point of Delivery as determined by using the reference points set forth in Exhibit "B" hereto under the heading "Market Price Index" or, if no such prices are reported or are erroneous, pursuant to Section 4.5 herein, under the heading "Backup Price Index".

     1.31 The term "TGPL" shall mean Transcontinental Gas Pipe Line Corporation.

     1.32 The term "Transporter(s)" shall mean any pipeline(s) transporting gas sold hereunder to and from the Point(s) of Delivery and to the Point(s) of Redelivery.

                             ARTICLE 2: QUANTITIES
                             ---------------------

     2.1 Buyer shall purchase and receive and Seller shall sell and deliver the Nominated Quantity at the Point(s) of Delivery, except to the extent excused under the provisions of this Agreement.

     2.2 If during any month of the Delivery Period Buyer purchases and receives less than the Minimum Quantity for a Point of Delivery, except to the extent excused under the provisions of this Agreement or due to Seller's unexcused failure to deliver, then Buyer shall pay Seller an amount equal to the difference between the price payable hereunder for gas delivered at the Point of Delivery and the then effective Spot Market Price of gas at the Point of Delivery as determined by using the reference points set forth in Exhibit B multiplied by the difference between the Minimum

Quantity for the Point of Delivery and the quantity of gas purchased and received by Buyer at the Point of Delivery. Except in the case of Buyer's willful misconduct or gross negligence and except as described in Articles 12, 14 and 22, this is the sole remedy available to Seller for any failure by Buyer to purchase and receive gas.

                            ARTICLE 3: NOMINATIONS
                            ----------------------

     3.1 On or before the day prior to which pipeline nominations are required to be nominated by Buyer and Seller to the Transporter(s) referenced herein, and subject to the provisions of Sections 3.2 and 3.3, Buyer shall notify Seller in writing by providing a Nomination Notice, substantially in the form attached hereto as Exhibit A, specifying the daily quantity of gas, in MMBtus, up to the DCQ, that Buyer shall purchase and receive from Seller during the next month at each Point of Delivery (hereinafter the "Nominated Quantity"). In the alternative, Buyer may specify a standing Nominated Quantity to be effective until changed in writing pursuant to the first sentence of this section.

     3.2 The parties recognize that fluctuations in the production and transportation of gas can occur on a daily basis. Buyer and Seller will attempt to receive and deliver gas on a uniform hourly basis. Notwithstanding anything to the contrary herein, any revisions to the Nominated Quantity shall be implemented in accordance with Transporter(s)' nomination procedures, unless a waiver of such procedures is received by either Buyer or Seller.

     3.3 Buyer and Seller shall be responsible for nominations to their respective Transporters and the nominations in each case shall reflect the Nominated Quantity.

     3.4  If no Nominated Quantity is submitted by Buyer in accordance with
Section 3.1, the DCQ shall be the Nominated Quantity.

                               ARTICLE 4: PRICE
                               ----------------

     4.1 For all gas nominated by Buyer and delivered by Seller during a month, Buyer shall pay the Commodity Price or the Alternate Commodity Price per MMBtu, rounded to the nearest $0.001.

     4.2 The term "Commodity Price" shall mean the price of gas for each month for each Point of Delivery which shall be mutually agreed upon by the parties and subsequently confirmed in writing prior to the date Buyer's nomination notice to Seller is due for the month of delivery. In the event that the parties fail to reach agreement as to the Commodity Price, the Alternate Commodity Price determined in accordance with Section 4.3 shall apply.

     4.3 The term "Alternate Commodity Price" shall mean with respect to each Point of Delivery the arithmetic average of the prices reported in the referenced issue of the month of delivery for the price references included in the "Market Price Index," for the Point of Delivery set forth in Exhibit B. The price references in the Market Price Index are intended to reflect the price paid for gas delivered at the Point(s) of Delivery under spot contracts (the "Market Price"). The price references in the "Backup Price Index" for each Point of Delivery set forth in Exhibit B are intended to serve as a substitute for the price references in the Market Price Index for the Point of Delivery in the event the latter price references are not available or are "erroneous," as that term is defined in Section 4.5.

     4.4 Either party may request that a price reference be added to or deleted from the Market Price Index or Backup Price Index by providing written notice to the other party. For a price reference to be added to the Market Price Index or Backup Price Index, the price reference must reflect the Market Price and be from an independent publication which is not controlled by a buyer, seller or broker of gas. For a price reference to be deleted from the Market Price Index or Backup Price Index, such price reference must no longer reflect the Market Price. If within thirty (30) days after the date of notice by a party, the parties are unable to agree to add or delete a price reference, then the party seeking such addition or deletion may submit the issue to arbitration which shall be conducted pursuant to Article 21. A price reference shall be added or deleted effective the first day of the month after notice by the requesting party and the price ultimately determined by negotiation or arbitration will be given retroactive effect to take into account the period of negotiation or arbitration with interest assessed at the rate provided in Section 6.3. Unless otherwise agreed by the parties, in no event may either party request that a price reference be added to or deleted from the Market Price Index or Backup Price Index more than once during the Delivery Period.

     4.5 If during any month a price reference included in the Market Price Index is not published, the Market Price Index will exclude such price reference from the Market Price Index for so long as such price reference is not published and the price reference(s) from the Backup Price Index shall be substituted for the excluded price reference. If the excluded price reference is the only price reference in the Market Price Index and no price references in the Backup Price Index are published, then

Section 4.6 below shall apply. If an erroneous price is published and the publisher confirms such error, then the correct price, if available, shall be used. If the publisher does not confirm such error or if the correct price is not available, then the price reference containing such erroneous price shall not be included in the Market Price Index or Backup Price Index for such month. For purposes of Sections 4.3 and 4.5, the term "erroneous" price shall mean any price reference that varies by more than four percent (4%) from the average of the other price references included in the Market Price Index and Backup Price Index for such month.

     4.6 If no Market Price Index and no Backup Price Index reference prices are available or if, in the opinion of either party, there are no price references which reasonably reflect the Market Price and the basis of such opinion is provided in writing to the other party, then a new method to determine the Alternate Commodity Price will be negotiated. If the parties are unable to agree within thirty (30) days after notice by a party, then the matter of determining whether a basis exists to invoke this provision and, if so, the determination of a new method to determine the Alternate Commodity Price shall be submitted to arbitration pursuant to Article 21. During a period of negotiation or arbitration, the last applicable Commodity Price or Alternate Commodity Price shall remain in effect and shall be adjusted at the conclusion of such negotiation or arbitration to give retroactive effect to the result with interest assessed at the rate provided in Section 6.3.

     4.7 Alternatively, and in lieu of the price determined pursuant to Sections
4.2 and 4.3 hereof, the parties may mutually agree to a NYMEX Price or a NYMEX

Forward Price based on the NYMEX posting for the natural gas futures contract, calculated as follows:

     (a) On or before the business day prior to the NYMEX Settlement day, Buyer may propose that the price under this Agreement for gas nominated by Buyer for delivery in the applicable month be the NYMEX Price, plus or minus the basis differentials for each Point of Delivery that may be mutually agreed upon at the time of Buyer's proposal. The NYMEX Price shall be the arithmetic average of the NYMEX settlement price of the natural gas futures contract for the last three trading days applicable to the month of delivery. Buyer's proposal shall designate the volume of gas for delivery at each Point of Delivery in the applicable month at the proposed price, up to the volume nominated in accordance with Section 3.1 of this Agreement. Upon receipt of Buyer's proposal, the parties shall confer by telephone as soon as possible and decide whether or not to use the NYMEX Price, which decision shall ultimately be made by Buyer and Seller no later than 11:00 a.m. Central Time on the business day before the last trading day of the applicable natural gas futures contract. In the event the parties agree to use the NYMEX Price and agree on the basis differential, the parties' agreement shall be set forth in a confirmation prepared by Buyer and transmitted by telecopy to Seller. The parties' agreement shall be deemed conclusive upon receipt of the confirmation (as evidenced by electronic confirmation of transmission) unless Seller objects promptly in writing following receipt of the confirmation. Either party shall have the right to withhold agreement on any price proposed under this Section 4.7(a) at its sole discretion, in which case the price under this Agreement will be determined under Sections
4.2 or 4.3 hereof. If the parties are unable to agree on the basis differentials or methodology for determining the basis, the NYMEX Price shall be deemed to be rejected. In the event the parties agree to use the NYMEX Price, the nominated volumes which are covered by the NYMEX Price shall remain in effect during the applicable month and shall not be reduced or increased pursuant to Sections 3.2 or 3.3 of this Agreement.

    (b) In addition to the NYMEX Price, Buyer shall have the right to propose that the NYMEX Forward Price, plus or minus the basis differentials for each Point of Delivery that may be mutually agreed upon at the time of Buyer's proposal, be the price to be paid under this Agreement during any calendar months designated by Buyer. The NYMEX Forward Price shall be the NYMEX posting for the natural gas futures contract applicable to the month or months selected by Buyer and prevailing at the time Buyer's proposal is communicated to Seller by telephone and confirmed by Seller. Buyer's proposal shall designate the volume of gas for delivery at each Point of Delivery during the designated months at the proposed price, up to the volume that can be nominated in accordance with Section 3.1 of this Agreement. Upon receipt of Buyer's proposal, the parties shall confer by telephone and decide whether or not to use the NYMEX Forward Price, which decision shall be made no later than 11:00 a.m. Central Time on the first business day following Seller's receipt and confirmation of Buyer's proposal. In the event the parties agree to use the NYMEX Forward Price and agree on the basis differential or methodology for determining the basis, the parties' agreement shall be set forth in a confirmation prepared by Buyer and transmitted by telecopy to Seller. The parties' agreement shall be deemed conclusive upon receipt of the confirmation (as evidenced by electronic confirmation of transmission) unless Seller objects promptly in writing following receipt of the confirmation. Either party shall have the right to withhold agreement on any price proposed under this Section 4.7(b), at its sole discretion, prior to the execution of the NYMEX transaction, in which case the price under this Agreement will be determined under Sections 4.2 or 4.3 hereof. If the parties are unable to agree on the basis differentials or methodology for determining the basis, the NYMEX Forward Price shall be deemed to be rejected. Nothing in this subsection (b) shall be construed to prevent Buyer from proposing the NYMEX Forward Price in any designated month if either of the parties had previously rejected the NYMEX Forward Price for that month. In the event the parties agree to use the NYMEX Forward Price, the nominated volumes which are covered by the NYMEX Forward Price shall remain in effect during the designated months and shall not be decreased or increased pursuant to Sections 3.2 or 3.3 of this Agreement. In addition, should the parties agree to use the NYMEX Forward Price, the selection of that option shall remain in effect during the months selected by the parties unless the parties mutually agree to use a different pricing option.

              ARTICLE 5: RESERVATION CHARGES AND SUBSTITUTE FUELS
              ---------------------------------------------------

     5.1 If with respect to each Point of Delivery during any month, Seller sells and delivers less than one hundred percent (100%), but greater than ninety percent (90%), of the Nominated Quantity multiplied by the number of days in the month, except to the extent excused under the provisions of this Agreement or due to Buyer's unexcused failure to receive, then Buyer shall be relieved of its obligation to pay Seller the Reservation Charge applicable to the volumes not made available and Seller shall refund to Buyer any payments attributable to such volumes if already invoiced and paid. If with respect to each Point of Delivery during any month Seller sells and delivers less than ninety percent (90%) of the Nominated Quantity multiplied by the number of days in the month, except to the extent excused under the provisions of this Agreement or due to Buyer's unexcused failure to receive, then Buyer shall be relieved of its obligation to pay Seller the Reservation Charge for the Point of Delivery set forth in Section 5.2 for the entire month during which such supply failure occurred. Under the circumstances set forth in the immediately preceding sentence of this Section 5.1, Seller shall also reimburse Buyer its actual costs incurred for the purchase and/or production and transportation of alternate supplies of fuel equal to the undelivered volume, including but not limited to any imbalance carrying charges and/or cash-out costs and penalties imposed by Transporter(s), PSE&G and/or Elizabethtown, less the costs that Buyer would have otherwise incurred for the purchase and transportation of gas under this Agreement. Buyer shall use commercially reasonable efforts to minimize its incremental actual costs for acquiring alternate supplies of fuel. In the exercise of its commercially reasonable efforts, Buyer shall exercise diligent good faith efforts to purchase least cost substitute fuel, including purchasing gas under existing agreements with other sellers which will enable Buyer to utilize its transportation rights used to transport gas hereunder. Because of environmental restrictions on Buyer's use of fuels other than gas at the Facility, Buyer shall have the sole discretion whether to purchase gas or an alternate fuel as a substitute for gas not delivered by Seller hereunder, even where gas is more expensive. Except in the case of Seller's willful misconduct or gross negligence and except as described in Articles 12, 14 and 22, these are the sole and exclusive remedies available to Buyer for any failure by Seller to deliver gas.

     5.2 Buyer shall pay Seller a monthly Reservation Charge in consideration for maintaining the capability to deliver gas up to the DCQ, assuming market and supply risks, and agreeing to reimburse Buyer for any amounts pursuant to
Section 5.1. The Reservation Charge shall be the Reservation Rate multiplied by the DCQ for each Point of Delivery, multiplied by the number of days in such month. To illustrate how the Reservation Charge would be calculated assume that the DCQ for TGPL Station 45 is 7,750 MMBtus per Day, at the Reservation Rate, the Reservation Charge for the month of November would be $2,906.25 (7,750 x $0.0125 x 30). Additionally, assume that the DCQ for TGPL Station 65 is 5,890 MMBtus per Day, at the Reservation Rate, the Reservation Charge for the month of November would be $2,650.50 (5,890 x $0.015 x 30). In the foregoing examples market area fuel has been omitted for simplicity. Market Area Fuel is included in the DCQ in the actual calculations, however.

                              ARTICLE 6: PAYMENT
                              ------------------

     6.1 Seller shall render an invoice on or before the fifteenth (15th) day of each month setting forth the actual quantity of gas nominated by Buyer and delivered by Seller hereunder at each Point of Delivery during the preceding month, the Commodity

Price, Alternate Commodity Price, NYMEX Price or NYMEX Forward Price, as applicable, the Reservation Charge, any amounts due under Sections 2.2 and 12.2 and the total amount due. In the event that the actual quantity delivered, the Alternate Commodity Price or the Reservation Charge is not known at the time the invoice is rendered, an estimated quantity, Alternate Commodity Price and Reservation Charge, based on the best available information, shall be used. Buyer shall pay Seller for the amount due by wire transfer with immediately available funds to Seller's account in accordance with instructions contained in Seller's invoice. Payment shall be due on or before the twenty-fifth (25th) day of such month or ten (10) days from the date of such invoice, whichever is later. When the actual quantity, Alternate Commodity Price or Reservation Charge becomes known and if an adjustment is necessary, an invoice containing the adjustment for the difference between the actual value and the estimated value will be rendered. Payment of the amount of the adjustment will be due on the due date for Seller's next monthly invoice.

    6.2 Buyer shall submit an invoice on or before the tenth (10th) day of the month, if necessary, for any amount due pursuant to Sections 5.1 and 12.2. Seller shall pay Buyer in accordance with instructions contained in Buyer's invoice. Payment shall be due on or before the twenty-fifth (25th) day of such month or ten (10) days from the date of such invoice, whichever is later.

    6.3 Should either party fail to pay any amount not in dispute when due, interest thereon shall accrue at the lesser of (i) the rate of one percent (1%) above the prime commercial rate charged by Citibank, N.A., New York, New York, compounded annually from the due date or (ii) the maximum lawful contract rate permitted by applicable law, until the amount due and interest have been paid in full. Such interest shall be in addition to any other rights and remedies the owed party may have for the owing party's failure to pay any amount not in dispute. Should the owing party dispute the amount invoiced, such party shall pay the undisputed amount and notify the other party of any disputed amount by the due date. Both parties will mutually resolve the disputed amount in a timely manner with interest at the rate set forth above accruing from the original due date on any disputed amount determined to be a valid amount due. Notwithstanding the foregoing or any other provision herein, if Buyer fails to pay any amount within five (5) days after receiving written notice from Seller that payment is delinquent, Seller may withhold deliveries and, should said nonpayment continue for a period of thirty (30) days after such notice, subject to the provisions of
Article 22, Seller may terminate this Agreement upon written notice.

     6.4 Upon reasonable notice, each party shall have the right at reasonable times to have an independent public accounting firm examine the books, records, and charts controlled by the other party to the extent necessary to verify the accuracy of any statement, payment, charge, or computation made pursuant to this Agreement. In the event an error is discovered in any statement, payment, charge, or computation, the amount of the adjustment shall be due within thirty
(30) days of the determination thereof, provided that any statement, payment, charge, or computation shall be final as to both parties unless objected to in writing within twelve (12) months after payment has been made.

     6.5 If either party pays any amount shown due and owing upon the invoice of the other party, and such amount is subsequently determined by agreement, arbitration or judgment of court not to have been due and owing when paid, the payee will refund such amount to the paying party together with interest from the date of payment to the date of refund at the interest rate set forth in
Section 6.3 hereof.

                               ARTICLE 7: TAXES
                               ----------------

     7.1 Seller shall pay, or cause to be paid, all taxes, assessments, fees or other charges now and hereafter lawfully levied and imposed by federal, state, or local authorities upon or with respect to the gas prior to the Point(s) of Delivery. In the event Buyer is required to remit such taxes, assessments, fees or charges, Seller shall reimburse Buyer for such amount. Seller shall furnish Buyer with a copy of the exemption certificate in situations in which exemption from any such imposition is claimed by Seller.

     7.2 Buyer shall pay, or cause to be paid, all taxes, assessments, fees or other charges (including, but not limited to, sales and value added taxes) now and hereafter lawfully levied and imposed by federal, state, or local authorities upon or with respect to the gas at and subsequent to the Point(s) of Delivery. In the event Seller is required to remit such taxes, assessments, fees or charges, Buyer shall reimburse Seller for such amount. Buyer shall furnish Seller with a copy of the exemption certificate in situations in which exemption from any such imposition is claimed by Buyer.

                        ARTICLE 8: POINT(S) OF DELIVERY
                        -------------------------------

     The "Point(s) of Delivery" shall be the point(s) on Transporter(s)' pipeline system(s) where gas is delivered by Seller to Transporter(s) for Buyer's account, as specified in Exhibit C attached hereto and made a part hereof. As between the parties hereto, title, risk of loss, and liabilities associated with delivered gas shall pass to and vest in Buyer at the Point(s) of Delivery. Changes in the Point(s) of Delivery shall require the mutual consent of the parties.

                              ARTICLE 9: PRESSURE
                              -------------------

     Seller shall deliver gas at the Point(s) of Delivery at a pressure sufficient to effect delivery into the receiving Transporter(s)' facilities.

                            ARTICLE 10: MEASUREMENT
                            -----------------------

     All measurements of gas delivered and sold hereunder shall be in accordance with the provisions of the receiving Transporter(s)' tariff at the Point(s) of Delivery.

                              ARTICLE 11: QUALITY
                              -------------------

     The gas delivered and sold by Seller to Buyer at the Point(s) of Delivery shall meet the quality specifications set forth in the receiving Transporter(s)' tariff at the Point(s) of Delivery. Buyer shall have the right to be represented and to participate in all tests of gas delivered hereunder performed by Seller, and to inspect any equipment used in such tests to determine the nature of the quality of gas delivered hereunder. In the event the gas does not meet such quality specifications, Buyer may refuse delivery of the gas. Seller's delivery of gas refused by Buyer for failure to meet quality specifications shall not constitute delivery for the purposes of Articles 2, 5 and 6. Buyer's sole remedy for such failure of gas to meet quality specifications shall be to refuse receipt of the gas and receive the remedy specified in Article 5.

               ARTICLE 12: TRANSPORTATION AND IMBALANCE CHARGES
               ------------------------------------------------

     12.1 Transporter(s)' rules, guidelines, operational procedures and policies, as may be changed from time to time, may define and set forth the manner in which gas delivered and sold under this Agreement is transported. Seller and Buyer agree to provide to the other, in as prompt a manner as reasonable, all information necessary to permit scheduling pursuant to such requirements. Seller shall give Buyer the highest ranking given to any other purchaser of Seller's gas in any priority queue when nominating or allocating volumes to Transporter(s) for delivery to Buyer under this Agreement.

     12.2 Each party agrees to make all reasonable efforts to cooperate with the other in operating under this Agreement to avoid pipeline imbalance charges, cash-out costs and penalties. Buyer shall bear any under or over delivery charges, cash-out costs and penalties assessed by Transporter(s), PSE&G and Elizabethtown which are caused by variances (including variances due to events of force majeure declared by Buyer) in Buyer's receipts from the Nominated Quantity and Seller shall bear any under or over delivery charges, cash-out costs and penalties assessed by Transporter(s), PSE&G and Elizabethtown which are caused by variances (including variances due to events of force majeure declared by Seller) in Seller's deliveries from the Nominated Quantity.

     12.3 Seller shall be responsible for transportation to the Point(s) of Delivery and payment of all transportation charges relating thereto. Buyer shall be responsible for transportation from the Point(s) of Delivery and payment of all transportation charges relating thereto. The parties recognize that the gas purchased hereunder may be transported by Transporter(s) whose transportation rates and related charges such as fuel reimbursement and take-or-pay surcharges are subject to refund. The party which pays the Transporter(s) for transportation of gas hereunder shall be entitled to retain any refunds associated therewith.

                               ARTICLE 13: TERM
                               ----------------

     This Agreement shall be effective from the date first set forth above and, unless sooner terminated under the provisions of this Agreement, shall continue for five (5) months from the commencement of deliveries of gas hereunder. The commencement of deliveries of gas hereunder shall be November 1, 1997, unless otherwise agreed by the parties. The term of this Agreement may be extended by mutual agreement of the Parties.

                           ARTICLE 14: FORCE MAJEURE
                           -------------------------

     14.1 If, by reason of force majeure either party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, and such party provides written notice and full particulars of such event of force majeure as soon as practicable after the occurrence thereof, the obligations of such affected party shall be suspended to the extent and for the period of such event of force majeure, except for the payment of monies in respect of obligations that have accrued hereunder. The cause of suspension other than strikes or lockouts shall be remedied so far as possible with reasonable dispatch. Settlement of strikes and lockouts shall be wholly within the discretion of the party having the difficulty.

     14.2 The term "force majeure" shall mean any act or event which wholly or partially prevents or delays the performance of obligations arising under this Agreement if such act or event is not reasonably within the control of and not caused by the fault or negligence of the party claiming force majeure and which by the exercise of due diligence such party is unable to prevent or overcome, including, without limitation by the following enumeration: acts of God, the public enemy or the elements; fire, accidents, breakdowns, shutdowns for purposes of necessary repairs, maintenance, relocation or construction of facilities; breakage, freezing or accidents to wells, machinery or lines of pipe; the necessity of making repairs or alterations to machinery or lines of pipe; inability to obtain materials, supplies, permits, or labor to perform or comply with any obligation or condition of this Agreement; any curtailment of firm gas transportation service to, of electricity or steam purchases from, or of resale service by PSE&G and Elizabethtown to, the Facility; strikes and any other industrial, civil or public disturbances; any laws, orders, rules, regulations, acts, restraints of any government or governmental body or authority, civil or military which have the effect of prohibiting performance of a party's obligations. The term "force majeure" shall also expressly include the imposition upon Seller or Buyer of any gross receipts, franchise or other gas sales or consumption tax which Seller or Buyer is not obligated to pay on the date of execution of this Agreement, which tax Seller or Buyer determines has a material economic impact on its ability to continue to sell or purchase gas at the prices or in the quantities set forth herein.

     14.3 Except as provided in Section 14.2, neither party may rely upon changes in market conditions, curtailment of interruptible transportation, or denial by a regulatory authority of the pass through of the cost of gas purchased under this Agreement as events of force majeure. In the event of force majeure that causes Seller to curtail its deliveries hereunder, Seller shall treat Buyer on a pro rata basis with Seller's other firm customers and shall give Buyer priority of service over all interruptible customers.

     14.4 In the event Buyer fails to take or Seller fails to make available, due to a declared event of force majeure, at least fifty percent (50%) of the aggregate DCQ for a period of sixty (60) consecutive days, then the non-declaring party may terminate this Agreement upon written notice, provided that such notice is given prior to the date the force majeure is remedied.

                              ARTICLE 15: NOTICE
                              ------------------

     Any notice, request, demand, statement, or bill provided for in this Agreement shall be in writing and delivered by hand, mail, or telecopy. All such written communications shall be effective upon receipt by the other party at the address of the parties hereto as follows:

     Buyer:

     Notices & Statements
     --------------------

     Cogen Technologies Linden Venture, L.P.
     c/o Cogen Technologies, Inc.
     Suite 4300
     1600 Smith Street
     Houston, TX 77002

     Attention: Vice President - Fuel Supply
     ----------

     Telephone No.: (713) 951-7768
     Telecopy No.:  (713) 951-7803

     Seller:   Notices & Statements
               --------------------

     Vastar Gas Marketing, Inc.
     200 Westlake Park Blvd., Suite 200
     Houston, TX 77079-2648

     Telephone No.: (281) 584-3900
     Telecopy No.:  (281) 584-3905

     Payments:
     ---------

     Vastar Gas Marketing, Inc.
     Citibank N.A., New York
     Account # 40553611
     ABA # 021000089

     Nomination Notices:
     -------------------

     Vastar Gas Marketing, Inc.
     200 Westlake Park Blvd., #200
     Houston, TX 77079-2648

     Attention: Bobby Osoria

     Telephone No.: (281) 584-3952
     Telecopy No:   (281) 584-3901

     Either of the parties may designate a further or different address by giving written notice to the other party.

                    ARTICLE 16: LAWS, ORDERS & REGULATIONS
                    --------------------------------------

     This Agreement, and all terms and provisions contained herein, and the respective obligations of the parties are subject to valid laws, orders, rules, and regulations of duly constituted authorities having jurisdiction over Buyer, Seller, Transporter(s), PSE&G or Elizabethtown. In the event that any regulatory or government body asserting jurisdiction over Transporter(s), PSE&G, Elizabethtown or either party prohibits any of the transactions described in this Agreement or any transportation or delivery agreement between Transporter(s), PSE&G, Elizabethtown or either party covering the transportation and delivery of the gas sold hereunder, or otherwise conditions such transactions in a form that is unacceptable in the reasonable judgment of the party affected thereby, then either party hereto so affected or prohibited may, by giving one (1) month's prior written notice to the other party, terminate this Agreement and each party shall be held harmless as a result of such termination except for obligations which were incurred prior to termination; provided, however, such termination shall be effective immediately where required by law, rule or regulation.

                          ARTICLE 17: APPLICABLE LAW
                          --------------------------

     THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

                              ARTICLE 18: WAIVER
                              ------------------

     No waiver by either party of any one or more defaults in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default, whether of a like or a different character.

                               ARTICLE 19: TITLE
                               -----------------

     Seller warrants title to, or good right to sell, all gas delivered hereunder by Seller, and that such gas is free from liens and adverse claims of every kind. Seller will pay, or cause to be paid, all royalties and other sums imposed on the production, gathering, or transportation of the gas prior to its delivery by Seller to Buyer. Seller will indemnify and save Buyer harmless against all loss, damage, and expense of every character on account of adverse claims to the gas delivered by it or of royalties, payments or other charges thereon applicable before delivery to Buyer. If any adverse claim of any character is asserted with respect to Seller's right to deliver gas hereunder, or with respect to Seller's right to receive payment for such gas, or if Seller's title is questioned or involved in any action, then Buyer shall immediately notify Seller of such adverse claim and then may withhold that portion of sums due hereunder reasonably related to such claim until such claim is finally determined or title is clear, or until such time as Seller furnishes a corporate undertaking conditioned to save Buyer harmless from such claim.

                            ARTICLE 20: ASSIGNMENT
                            ----------------------

     Either party may, without relieving itself of its obligations under this Agreement, assign this Agreement to an entity with which it is affiliated, or which succeeds to all or substantially all of its business or assets, expressly including but not limited to Southern Company Energy Marketing L.P. (a limited partnership between Seller and Southern Energy Inc.); but otherwise no assignment of this Agreement or any of the rights or obligations hereunder shall be made unless there first shall have been obtained the consent thereto in writing of the other party, which consent shall not be unreasonably withheld or delayed. Any successor-in-interest of Buyer or Seller shall be entitled to the rights and shall be subject to the obligations of its predecessor-in-interest under this Agreement. It is agreed, however, that the restrictions on assignment contained in this paragraph shall not in any way prevent either party to this Agreement from pledging, mortgaging or assigning its rights hereunder as security for its indebtedness. In connection with any such pledge, mortgage or assignment by Buyer, Seller will execute an appropriate consent to any such pledge, mortgage or assignment as reasonably requested by Buyer's lender. Any such consent will acknowledge, in effect, that this Agreement has been duly authorized and is valid and enforceable against Seller and that this Agreement is in full force and effect; that Seller will not agree to any amendment to this Agreement without the lender's approval in writing, which approval shall not be unreasonably withheld by the lender; that Seller will make all payments due to Buyer hereunder in accordance with the instructions of the lender; that Seller will not terminate this Agreement by reason of Buyer's default or by reason of force majeure, without giving the lender notice of default and notice of termination and the same opportunity to cure provided to Buyer under this Agreement (plus any longer period as may be necessary, not to exceed one (1) month, if the lender in good faith is endeavoring to obtain possession of the Facility and pays Seller in accordance with the terms of this Agreement during such period); that Seller will deliver to the lender a copy of each notice of default and notice of termination at the same time that such notice is delivered to Buyer; and that in the event the lender exercises its rights under its loan documentation or partnership documentation with Buyer, Seller will accept performance by the lender or any successor or assign thereof, provided that the lender or any such successor or assign pays all sums then due to Seller hereunder and is also otherwise in compliance with this Agreement.

                            ARTICLE 21: ARBITRATION
                            -----------------------

     21.1 Either party may, by notice to the other party, submit to binding arbitration any dispute arising hereunder. Should an issue be submitted to binding arbitration pursuant to the provisions of this Agreement, the parties shall each appoint one (1) arbitrator and the two (2) arbitrators so appointed will select a third arbitrator, all of such arbitrators to be qualified by education, knowledge, and experience to resolve the dispute or controversy. If either party fails to appoint an arbitrator within ten (10) days after a request for such appointment is made by the other party in writing, or if the two (2) appointed fail, within ten (10) days after the appointment of the second, to agree on a third arbitrator, the arbitrator or arbitrators necessary to complete a board of three (3) arbitrators will be appointed upon application by either party therefor by the American Arbitration Association.

     21.2 The jurisdiction of the arbitrators will be limited to the single issue or issues referred to arbitration and the arbitration shall be conducted pursuant to the guidelines set forth by the American Arbitration Association; provided, however, that should there be any conflict between such guidelines and the procedures set forth in this Agreement, the terms of this Agreement shall control.

     21.3 Within fifteen (15) days following selection of the third arbitrator, each party shall furnish the arbitrators in writing its position and supporting arguments regarding the issue or issues being arbitrated. The arbitrators may, if they deem necessary, convene a hearing regarding the issue or issues being arbitrated. All hearings shall be held at a location to be agreed upon among the arbitrators in Houston, Harris County, Texas. Within thirty (30) days following the later of the appointment of the third arbitrator or of the hearing, if one is held, the arbitrators shall notify the parties in writing as to which of the two (2) positions submitted with respect to the issue or issues in question is most consistent with the intent of this Agreement. Such decision shall be binding on the parties hereto until and unless changed in accordance with the provisions of this Agreement.

    21.4 Enforcement of the award may be entered in any court having jurisdiction over the parties.

    21.5 Each party will pay the expense of the arbitrator selected by or for it, and its counsel, witnesses and employees. All other costs of arbitration will be equally divided between the parties.

                              ARTICLE 22: DEFAULT
                              -------------------

     22.1 In the event either party fails to perform any of the material covenants or obligations imposed upon it under and by virtue of this Agreement, the party not in default hereto, having first given thirty (30) days written notice to the party in default stating specifically the nature of the default and declaring it to be the intention of the party giving notice to cancel this Agreement (the "Cancellation Notice"), may, at its option, cancel this Agreement in accordance with this Article 22. If within said period of thirty (30) days the party in default remedies or removes said default, including payment of sums due with interest at the rate set forth in Section 6.3 hereof, or provides adequate security to fully indemnify the party not in default for any and all direct damages of such breach, including payment of sums due with interest at the rate set forth in Section 6.3 hereof, then such Cancellation Notice shall be withdrawn and this Agreement shall continue in full force and effect; provided, however, that if the default is the failure to pay sums due hereunder, then the party not in default shall have the right to suspend gas deliveries or takes, as the case may be, after service of the Cancellation Notice.

     22.2 If the party in default does not so remedy or remove the default or does not provide adequate security to fully indemnify the party not in default for any and all direct damages of such breach, and fails to represent that further defaults shall not occur and that steps have been taken to avoid such a recurrence, within said period of thirty (30) days, this Agreement, at the option of the party not in default, shall be canceled upon written notice to the defaulting party. Cancellation of this Agreement, pursuant to the provisions of this Article 22, shall be without prejudice to any other rights and remedies the party not in default has available to it. Further, such cancellation of this Agreement or failure to cancel shall be without prejudice to the right of Seller to collect any amounts then due Seller for gas delivered prior to the time of cancellation.

                              ARTICLE 23: GENERAL
                              -------------------

     23.1 The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     23.2 Any modification, revision or amendment of this Agreement made subsequent to its execution shall be valid and effective only if and when made in writing and duly executed by the parties hereto.

     23.3 This Agreement and the Exhibits hereto shall constitute a single agreement, superseding all prior agreements or undertakings between the parties on the subject matter hereof. This Agreement contains the entire agreement of the parties and, except as stated herein, there are no promises, agreements, warranties, obligations, assurances or conditions precedent or otherwise affecting it.

     23.4 By executing this Agreement, each of the individuals so executing warrants that (i) the individual has all necessary corporate power and authority to enter into and execute this Agreement and (ii) this Agreement constitutes the valid and binding obligation of the party on whose behalf it is executed, enforceable in accordance with its terms, subject to applicable bankruptcy and insolvency laws.

     23.5 The parties shall execute such additional documents and shall cause such additional action to be taken as may be required, or, in the reasonable judgment of any party, as may be necessary or desirable, to effect or evidence the provisions of this Agreement and the transactions contemplated hereby.

     23.6 The parties acknowledge that each provision to this Agreement constitutes their joint work product.

                          ARTICLE 24: CONFIDENTIALITY
                          ---------------------------

     24.1 The terms of this Agreement and information disclosed pursuant to this Agreement, including but not limited to the price paid for gas, shall be kept confidential by Seller and Buyer, (a) except to the extent any information must be disclosed to (i) Transporter(s), PSE&G and Elizabethtown for the purpose of effectuating transportation and resale of the gas sold and purchased under this Agreement, (ii) Con Ed for the purpose of complying with Article 4.6 of the Power Purchase Agreement and (iii) either party's lender and (b) except as required by law, regulation or order of governmental authority.

     IN WITNESS WHEREOF, by execution in duplicate originals, the parties hereto have caused this Agreement to be effective as of the day and year first above written.

"BUYER"                                "SELLER"

COGEN TECHNOLOGIES LINDEN              VASTAR GAS MARKETING, INC.
VENTURE, L.P.

By: Cogen Technologies Linden, Ltd.    By:             /s/ TIM DELAY
(in the State of New Jersey d/b/a             ----------------------------------
Cogen Technologies Linden, Limited                     Tim Delay
Partnership), a Texas limited          Title: Director, Gas Market Div.
partnership, its general partner       Date:

By: Cogen Technologies, Inc., a
Texas corporation, its general partner


By:    /s/ W. Colin Harper
    ---------------------------------
    W. Colin Harper
    Vice President - Fuel Supply

Date:     August 15, 1997

                                   EXHIBIT A
                                   ---------

Attached to and made a part of that Firm Gas Purchase and Sale Agreement effective July 1, 1997, by and between COGEN TECHNOLOGIES LINDEN VENTURE, L.P., as Buyer, and VASTAR GAS MARKETING, INC., as Seller.

                               NOMINATION NOTICE
                               -----------------

                               Date:
                                     ----------------

Vastar Gas Marketing, Inc.
200 Westlake Park Blvd., #200
Houston, TX 77079-2648

Attention:
           ------------------

Reference           Firm Gas Purchase and Sale Agreement
Dated:              July 1, 1997
Buyer:              Cogen Technologies Linden Venture, L.P.
Seller:             Vastar Gas Marketing, Inc.

Point of Delivery:
                    ---------------------------------------
    Contract No.:
---                 ---------------------------------------

Gentlemen:

Pursuant to Section 3.1 of the subject Agreement, Cogen Technologies Linden Venture, L.P., hereby nominates the following:

    Month of Delivery:
                       ------------------------------------
    Nominated Quantity (MMBtu/D):
                                  -------------------------

Very truly yours,


---------------------------------
W. Colin Harper
Vice President - Fuel Supply

                                   EXHIBIT B
                                   ---------

Attached to and made a part of that Firm Gas Purchase and Sale Agreement effective July 1, 1997 and between COGEN TECHNOLOGIES LINDEN VENTURE, L.P., as Buyer, and VASTAR GAS MARKETING, INC., as Seller.

                      MARKET PRICE INDEX (TGPL - STA #45)
                      -----------------------------------

Publication*                         Table                      Row                    Column

Inside FERC's Gas            Prices of Spot Gas       Transcontinental Gas      Index
Market Report (first         Delivered to Pipelines   Pipe Line Corp.
report in applicable         (per MMBtu dry)          Zone 2 - (pooling
month)                                                point)

Natural Gas                  Spot Gas Prices;         Pooling Points;           Contract Index
Intelligence - Weekly        Delivered to Pipeline;   Transco Station 45        (current month)
Gas Price Index (first       (30-day transactions)
report in applicable
month)

                      BACKUP PRICE INDEX (TGPL - STA #45)
                      -----------------------------------

Publication*                         Table                    Row                       Column
Natural Gas Week             Spot Gas Prices on       Transcontinental Gas      Bid Week
(first report in             Interstate Pipeline      Pipe Line Corp.           (current month)
applicable month)            Systems. Delivered       STA #45 (Texas-LA
                             to Pipeline              Border - Zone 2)
                             ($/MMBtu)

                      MARKET PRICE INDEX (TGPL - STA #65)
                      -----------------------------------

Publication*                         Table                    Row                       Column
Inside FERC's Gas            Prices of Spot Gas       Transcontinental Gas      Index
Market Report (first         Delivered to Pipelines   Pipe Line Corp.
report in applicable         (per MMBtu dry)          Zone 3 - (pooling
month)                                                points)

Natural Gas                  Spot Gas Prices;         Pooling Points;           Contract Index
Intelligence - Weekly        Delivered to Pipeline;   Transco Station 65        (current month)
Gas Price Index (first       (30-day transactions)
report in applicable
month)

                      BACKUP PRICE INDEX (TGPL - STA #65)
                     -----------------------------------

Publication*                         Table                    Row                       Column
Natural Gas Week             Spot Gas Prices on       Transcontinental Gas      Bid Week
(first report in             Interstate Pipeline      Pipe Line Corp.           (current month)
applicable month)            Systems; Delivered       STA #50, 62, 65
                             to Pipeline              (South LA - Zone 3)
                             ($/MMBtu)

                                   EXHIBIT C
                                   ---------

Attached to and made a part of that Firm Gas Purchase and Sale Agreement effective July 1, 1997, by and between COGEN TECHNOLOGIES LINDEN VENTURE, L.P., as Buyer, and VASTAR GAS MARKETING, INC., as Seller.

                             POINT(S) OF DELIVERY
                             --------------------

The Point(s) of Delivery shall be:

    A. TGPL Compressor Station #45 in Beauregard Parish, Louisiana

    B. TGPL Compressor Station #No. 65 in St. Helena Parish, Louisiana

STATE OF TEXAS      )
                    ) SS.
COUNTY OF HARRIS    )

     On this 15th day of August 1997, before me, Joy R. Toups, the undersigned officer, personally appeared, W. Colin Harper, known to me to be the person whose name is subscribed to the within instrument and acknowledged that Cogen Technologies, Inc., as General Partner of Cogen Technologies Linden, Ltd. (D/B/A Cogen Technologies Linden, Limited Partnership), in turn acting as General Partner of Cogen Technologies Linden Venture, L.P. (D/B/A Cogen Technologies Linden Venture, Limited Partnership) executed the same for the purpose therein contained.

     In witness whereof I hereunto set my hand and official seal.


    JOY R. TOUPS
MY COMMISSION EXPIRES                        /s/ Joy R. Toups
  August 13, 2001                    -------------------------------------------
                                     Notary Public in and for the State of Texas
[SEAL]

STATE OF TEXAS      )
                    ) SS.
COUNTY OF           )

     On this 20th day of August 1997, before me, Sheria D. Louviere, undersigned officer, personally appeared, Tim Delay, known to me to be the person whose name is subscribed to the within instrument and acknowledged that Vastar Gas Marketing, Inc. executed the same for the purposes therein contained.

     In witness whereof I hereunto set my hand and official seal.

    SHERIA D. LOUVIERE
NOTARY PUBLIC, STATE OF TEXAS
   MY COMMISSION EXPIRES                     /s/ Sheria D. Louviere
     AUG. 11, 1999                   -------------------------------------------
                                     Notary Public in and for the State of Texas
[SEAL]

VASTAR RESOURCES, INC.

15375 Memorial Drive
Houston, Texas 77079
713 584-6000

July 1, 1997

Cogen Technologies Linden Venture, L.P.
1600 Smith Street, Suite 4300
Houston, Texas 77002

Attn:  Mr. W. Colin Harper

       Re:  Guaranty of Vastar Resources, Inc.

Dear Mr. Harper:

In consideration of, and in order to induce Cogen Technologies Linden Venture, L.P. ("Cogen") to enter into that certain Firm Natural Gas Sale and Purchase Contract with Vastar Gas Marketing, Inc., dated July 1, 1997 ("Contract"), Vastar Resources, Inc. ("Vastar") irrevocably guarantees the performance of all obligations of Vastar Gas Marketing, Inc. ("VGM") arising out of said Contract, subject only to the following terms and conditions:

1. No waiver, amendment or other change to the Contract shall release or limit Vastar's responsibilities under this guaranty, and Vastar hereby consents to every such contract waiver, amendment or change.

2. Upon the failure of VGM to perform any obligation arising out of the Contract, Cogen shall give written notice of such failure to Vastar and Vastar shall perform or cause to be performed such obligation(s), subject to the terms, conditions and limitations set forth herein.

3. Subject to paragraph 2 above, Vastar waives notice of acceptance of this guaranty, presentment and demand concerning the obligations of Vastar or VGM and any right to require Cogen to seek enforcement of any obligations, or to bring any action, against VGM or any other person prior to COGEN exercising its rights at any time under this guaranty.

4. Vastar shall be entitled to assert all rights and defenses of VGM arising out of the Contract, with the exception of any defenses related to the bankruptcy, insolvency or dissolution of VGM.

Cogen Technologies Linden Venture, L.P.
Re: Guaranty of Vastar Resources, Inc.
July 1, 1997
Page 2

5. The parties acknowledge that the Contract is assignable to Cogen's Lenders (as defined in the Contract). This guarantee is not assignable, except that if the Contract is assigned to Cogen's Lenders this guaranty may be assigned to Cogen's Lenders. Upon performance of all the obligations guarantied hereby, Vastar shall be subrogated to the rights of Cogen against VGM and Cogen agrees to take, at Vastar's expense, such steps as Vastar may reasonably request to implement such subrogation.

6. This guaranty embodies the entire agreement and understanding between Vastar and Cogen regarding the subject matter hereof, and no terms of this guaranty shall be amended or otherwise changed except in writing signed by both Vastar and Cogen.

7. This guaranty constitutes a valid and legally binding obligation of Vastar duly executed and delivered solely for the benefit of Cogen.

8. This guarantee shall remain in effect so long as VGM remains obligated under the Contract.

9. Cogen may recover any costs incurred in enforcing this guarantee. No delay by Cogen in exercising its rights hereunder shall constitute a waiver of or in any way impair such rights.

10. THIS GUARANTY SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

11. Upon the assignment of the Contract by VGM to Southern Company Energy Marketing L.P. ("SCEM"), this guaranty shall irrevocably guarantee performance of all obligations of SCEM arising out of the Contract in accordance with and subject to the foregoing provisions and the following additional provision which shall become part of this guaranty upon the effective date of such assignment without further action by Cogen or
     Vastar:

          Vastar shall not be obligated to incur, bear or be liable for costs in performance of this guaranty in excess of the total amount of six million U. S. Dollars (US $6,000,000.00), and all further performance of this guaranty by Vastar shall be excused if the total costs incurred or borne by Vastar hereunder or for which

Cogen Technologies Linden Venture, L.P.
Re:   Guaranty of Vastar Resources, Inc.
July 1, 1997
Page 3

          Vastar becomes liable hereunder equal or exceed such amount. Costs shall mean all liabilities, losses, claims, damages, debts, penalties, purchases, fees, charges, taxes, expenses and other costs incurred, suffered or paid by Vastar or for which Vastar becomes liable in the performance of this guaranty, including but not limited to the value of any natural gas supplied by Vastar from its equity production.

Upon such assignment of the Contract by VGM to SCEM, all references herein to VGM shall mean SCEM.

                              Very truly yours.

                              VASTAR RESOURCES, INC.

                              By:  /s/ Steven J. Shapiro
                                  ------------------------------------------
                                  Steven J. Shapiro
                                  Senior Vice President & Chief Financial
                                  Officer

Accepted and Agreed to this 2nd day of September, 1997

COGEN TECHNOLOGIES LINDEN VENTURE, L.P.

By:  COGEN TECHNOLOGIES LINDEN, LTD.
     ITS GENERAL PARTNER

By:  COGEN TECHNOLOGIES, INC.
     ITS GENERAL PARTNER

By:    /s/ W. Colin Harper
     -------------------------------
     W. Colin Harper
     Vice President - Fuel Supply